Exhibit 99.1

Forge Global Appoints President of Figure Technologies, Inc.

Asiff Hirji to its Board of Directors

June 2, 2022 – SAN FRANCISCO – Forge Global Holdings, Inc. (NYSE: FRGE) (“Forge”), a global private securities marketplace, announced today the appointment of Asiff Hirji to its Board of Directors, effective as of June 1. Mr. Hirji was also appointed to the Risk Committee.

“Asiff’s experience at the intersection of information technology, investment and financial services, and his deep operating expertise, has already proven valuable to Forge. We look forward to his continued contributions as we continue to grow and scale the private market asset class,” said Kelly Rodriques, CEO of Forge.

Mr. Hirji has served as the President of Figure Technologies, Inc., a blockchain-based home equity lender, since January 2020. Mr. Hirji was also previously a member of the board of directors of Forge Global, Inc. from November 2019 until the Company’s business combination on March 21, 2022. From November 2017 to June 2019, Mr. Hirji served as President and COO of Coinbase, Inc., a cryptocurrency company, where he helped significantly grow the company’s revenue and valuation. Mr. Hirji was an Operating Advisor with Andreessen Horowitz, a venture capital firm, from October 2016 to December 2017, Chief Restructuring Officer of Hewlett Packard Inc., an information technology company, from November 2014 to March 2017, a Partner at TPG Capital, a private equity firm, from April 2007 to December 2013 and served as President and COO of TD Ameritrade, a provider of investment and trading services, from July 2002 to October 2006. Mr. Hirji has also served on a number of public and private boards of directors, including Citrix Systems, a cloud computing and virtualization technology company, from May 2006 to July 2015, Advent Software, an automation and workflow software company, from September 2011 to July 2015, Saxo Bank A/S, an investment bank, from December 2010 to September 2018, and Lefteris Acquisition Corp., a special purpose acquisition company, from October 2020 to present. Mr. Hirji has served as an Advisory Board Member for Nubank (Nu Pagamentos S.A.), a financial technology company, since December 2019. Mr. Hirji received his Bachelor of Science in Computer Science from University of Calgary and his Master of Business Administration from Ivey Business School at Western University.

About Forge

Forge is a leading provider of marketplace infrastructure, data services and technology solutions for private market participants. By combining world-class trading technology and operating expertise, Forge Markets enables private company shareholders to trade private company shares with accredited investors. Forge Company Solutions, Forge Data and Forge Trust along with Forge Markets help provide additional transparency, access and solutions that companies, institutional and accredited investors need to confidently navigate and efficiently transact in the private markets. Securities-related services are offered through Forge Securities LLC (“Forge Securities”), a wholly-owned subsidiary of Forge. Forge Securities is a registered Broker Dealer and Member of FINRA/SIPC, an alternative trading system.

Contacts

Investors

ir@forgeglobal.com

Press

press@forgeglobal.com

Source: Forge Global